InnerWorkings, Inc. and Productions Graphics Group
Unaudited Pro Forma Combined Income Statement

	Year Ended December 31, 2010			Nine Months Ended September 30, 2011
	InnerWorkings	Productions Graphics	Pro Form Combined	InnerWorkings	Productions Graphics	Total
Revenue	$482,212,101	$22,374,947	$504,587,048	$458,611,577	$18,689,158	$477,300,734
Cost of goods sold	366,199,728	16,274,620	382,474,348	351,848,878	12,685,598	364,534,476
Gross profit	116,012,373	6,100,327	122,112,700	106,762,699	6,003,560	112,766,259
Operating expenses:
Selling, general, and administrative expenses	91,796,566	4,991,539	96,788,105	83,365,659	5,631,715	88,997,374
Depreciation and amortization	9,008,514	432,892	9,441,406	7,389,824	344,131	7,733,956
Preference claim liability	-	-	-	950,000	-	950,000
Income from operations	15,207,293	675,896	15,883,189	15,057,216	27,713	15,084,929
Other income (expense):
Gain on sale of investment	3,578,431	-	3,578,431	2,960,027	-	2,960,027
Interest income	150,506	9,295	159,802	102,277	142,986	245,262
Interest expense	(1,668,404)	-	(1,668,404)	(1,554,805)	(59,980)	(1,614,785)
Other, net	(308,531)	147,396	(161,136)	(211,155)	(6,168)	(217,323)
Total other income (expense)	1,752,002	156,691	1,908,693	1,296,344	76,838	1,373,182
Income before taxes	16,959,295	832,587	17,791,882	16,353,559	104,551	16,458,111
Income tax expense	5,748,806	156,691	5,905,497	5,725,157	31,607	5,756,764
Net income	$11,210,489	$675,896	$11,886,385	$10,628,402	$72,945	$10,701,347

InnerWorkings, Inc. and Productions Graphics Group
Unaudited Pro Forma Combined Balance Sheet

(unaudited)	As of September 30, 2011
	INWK	PG	Total
Assets
Current assets:
Cash and cash equivalents	$9,577,286	$654,959	$10,232,244
Short-term investments	1,750,147	-	1,750,147
Accounts receivable, net of allowance for doubtful accounts of $3,610,977 and $3,239,005, respectively	104,954,916	9,162,618	114,117,534
Unbilled revenue	30,965,531	-	30,965,531
Inventories	20,050,654	28,820	20,079,474
Prepaid expenses	10,727,255	-	10,727,255
Advances to related parties	148,416	-	148,416
Deferred income taxes	1,653,261	-	1,653,261
Other current assets	20,527,897	3,123,410	23,651,307
Total current assets	200,355,361	12,969,806	213,325,168
Property and equipment, net	10,501,437	847,408	11,348,845
Intangibles and other assets:
Goodwill	131,293,751	(122,731)	131,171,020
Intangible assets, net of accumulated amortization of $9,789,144 and $12,359,286, respectively	27,206,425	-	27,206,425
Deposits	405,658	-	405,658
Deferred income taxes	6,236,530	-	6,236,530
Other assets	468,664	190,727	659,391
	165,611,030	67,995	165,679,025
Total assets	$376,467,828	$13,885,210	$390,353,038
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$96,358,716	$6,657,865	$103,016,581
Advances from related parties	2,008	-	2,008
Current maturities of capital lease obligations	2,002	4,079,400	4,081,402
Due to seller	10,077,567	-	10,077,567
Customer deposits	451,478	-	451,478
Other liabilities	5,000,948	1,985,509	6,986,458
Accrued expenses	21,702,132	-	21,702,132
Total current liabilities	133,594,853	12,722,774	146,317,627
Revolving credit facility	53,200,000	1,021,797	54,221,797
Capital lease obligations, less current maturities	-	-	-
Other long-term liabilities	16,834,269	70,166	16,904,435
Total liabilities	203,629,122	13,814,737	217,443,859
Stockholders' equity:
Common stock, par value $0.0001 per share, 46,092,291 and 46,539,158, shares were issued and outstanding as of December 31, 2010 and September 30, 2011, respectively	466	-	466
Additional paid-in capital	178,334,260	-	178,334,260
Treasury stock at cost	(74,307,200)	-	(74,307,200)
Accumulated other comprehensive income	1,163,844	(2,472)	1,161,372
Retained earnings	67,647,335	72,945	67,720,280
Total stockholders' equity	172,838,706	70,473	172,909,179
Total liabilities and stockholders' equity	$376,467,828	$13,885,210	$390,353,038